Exhibit 5.1

JONES DAY

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

January 12, 2012

France Telecom

6, place d’Alleray

75015 Paris, France

Re: $900,000,000 5.375% Notes due 2042 of France Telecom offered through Underwriters

(hereinafter referred to as the “Notes”)

Ladies and Gentlemen:

We have acted as special French counsel for France Telecom, a French société anonyme (the “Company”), in connection with the issuance and sale of the Notes, pursuant to the Purchase Agreement, dated January 9, 2012 (the “Purchase Agreement”) entered into by and among the Company and BNP Paribas Securities Corp., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (collectively, the “Underwriters”). The Notes will be issued pursuant to an Indenture to be dated as of January 13, 2012, by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.  Based on the foregoing, subject to the further limitations, qualifications and assumptions set forth herein, and taking into account the provisions of French law which we consider applicable, we are of the opinion that, as of the date hereof, the Notes, when issued by the Company upon decision of the directeur général délégué (chief executive officer delegate) of the Company in accordance with the resolutions of the conseil d’administration (board of directors), will be duly authorized.

BUREAUX : AL-KHOBAR • ATLANTA • BOSTON • BRUXELLES • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DJEDDAH • DUBAÏ • FRANCFORT • HONG KONG • HOUSTON • IRVINE • LONDRES • LOS ANGELES • MADRID • MEXICO • MILAN • MOSCOU • MUNICH • NEW DELHI • NEW YORK • PARIS • PÉKIN • PITTSBURGH • RIYAD • SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAÏ • SILICON VALLEY • SINGAPOUR • SYDNEY • TAÏPEI • TOKYO • WASHINGTON

In our examination of the foregoing documents, we have assumed, with your consent, the authenticity of the signatures on the documents submitted to us as original copies, and the conformity of all copies of documents with the originals thereof.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France.

This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 6-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form F-3 (Registration No.333-178444) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the U.S. Securities Act of 1933 as amended (the “Securities Act”) and to the reference to Jones Day under the captions “Validity of Notes” and “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

Very truly yours,

/s/ Jones Day